EXHIBIT 10.15(b)

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

                THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), made this ______ day of _____________, _____, between Welltower Inc., a Delaware corporation (the “Corporation”), and ___________________ (the “Participant”).

WITNESSETH:

                WHEREAS, the Participant is an employee and executive officer of the Corporation; and

                WHEREAS, the Corporation adopted the Amended and Restated Welltower Inc. 2005 Long-Term Incentive Plan (the “Plan”) and the 2016-2018 Long-Term Incentive Plan (the “LTIP”) in order to provide select officers and key employees with incentives to achieve long-term corporate objectives; and

                WHEREAS, the Compensation Committee of the Corporation’s Board of Directors has determined that the Participant should be granted a performance restricted stock unit award payable in shares of the Corporation’s common stock, $1.00 par value per share (“Common Stock”), on the terms and conditions set forth below and in accordance with the terms of the LTIP.

                NOW, THEREFORE, in consideration of the past and future services provided to the Corporation by the Participant and the various covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                1.             Grant of Target Award.

                                The Corporation hereby grants to the Participant ________ performance restricted stock units (the “Target Award”) on ______________, _____, payable in shares of  Restricted Stock, subject to satisfaction of the restrictions, vesting conditions and other terms set forth in this Agreement.  The Participant shall not be required to provide the Corporation with any payment (other than his or her past and future services to the Corporation) in exchange for the Target Award or in exchange for the issuance of shares of Restricted Stock upon the determination of the Earned Award.

                2.             Deferred Delivery of Shares.

                                The Participant shall not be entitled to the issuance of shares of Restricted Stock or to receive any distributions with respect to the Target Award until the determination of the Earned Award as provided in the LTIP and in Section 3 or 6 below.  Further, the Participant shall not have any of the rights and privileges of a stockholder of the Corporation (including voting rights and the right to receive dividends) until the shares of Restricted Stock are issued to the Participant.

                3.             Earned Award and Vesting.

                                At the end of the Performance Period, the Compensation Committee shall determine the percentage of the Participant’s Target Award earned pursuant to the provisions of Section 4 of the LTIP (the “Earned Award”).

                                The Participant’s Target Award may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Participant, and the underlying shares of Common Stock potentially issuable to the Participant under this Agreement may not be sold, transferred, assigned, pledged or otherwise encumbered by the Participant until such shares are so issued and cease to be subject to a risk of forfeiture.  Any attempt to dispose of the Participant’s Target Award or shares issued thereunder in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.

                4.             Issuance of Shares.

                                On the Issuance Date, the Corporation shall issue to the Participant (or such Participant’s estate or beneficiary, if applicable) a number of shares of Restricted Stock equal to the Earned Award.  Except as otherwise provided in Section 6 of the LTIP, one-third of such shares shall be immediately vested and nonforfeitable, one-third of such shares shall become fully vested and nonforfeitable on December 31, 2019, and one-third of such shares shall become fully vested and nonforfeitable on December 31, 2020, subject to continued employment of the Participant through each such date.  On the Issuance Date for the Performance Period, the Corporation shall also pay in cash to the Participant (or such Participant’s estate or beneficiary, if applicable) an amount equal to the Dividend Value for the Performance Period multiplied by the number of shares issued pursuant to this Section 4.

                5.             Tax Withholding.

                                The Participant shall, not later than the date as of which vesting or payment in respect of the Award becomes a taxable event for Federal income tax purposes, pay to the Corporation or make arrangements satisfactory to the Corporation for payment of any Federal, state and local taxes required by law to be withheld on account of such taxable event.  The Corporation shall have the authority to cause the required minimum tax withholding obligation to be satisfied by withholding a number of Shares to be issued to a Participant with an aggregate Fair Market Value that would satisfy the withholding amount due.  The Corporation’s obligation to deliver stock certificates (or evidence of book entry) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by such Participant.

                6.             Termination of Employment.

                                If the Participant’s employment with the Corporation is involuntarily terminated for “Cause” during the term of this Agreement, or if the Participant voluntarily terminates his or her employment with the Corporation without “Good Reason,” then the Participant’s Target Award or shares of Restricted Stock which have not previously become vested as of the termination date shall be forfeited.

                                In the event of termination of the Participant’s employment by reason of a Qualified Termination prior to the end of the Performance Period, then the Compensation Committee shall determine the Participant’s outstanding Award in accordance with the computation described in Section 4(b) of the LTIP as if the Performance Period ended on the calendar quarter end immediately preceding the date of the Participant’s Qualified Termination; provided, however, that the Earned Award of such terminated Participant for the Performance Period shall be multiplied by a fraction, the numerator of which shall be the number of full and partial months in which the Participant was employed by the Corporation in the Performance Period and the denominator of which shall be 36.  The pro-rated Earned Award shall be paid out in shares of Common Stock that are not subject to any risk of forfeiture.  Such terminated Participant shall also receive a cash payment in an amount determined pursuant to the provisions of Section 7(b) of the LTIP but taken into account only dividends paid through the date of the Qualified Termination.

                                In the event of termination of the Participant’s employment by reason of a Qualified Termination after the end of the Performance Period, any Restricted Stock granted to the Participant under this Program shall become fully vested and nonforfeitable.

                7.             Definitions.

Capitalized terms used herein without definitions shall have the meanings given to those terms in the LTIP.

                8.             Securities Laws.

                                The Corporation may from time to time impose such conditions on the vesting of the Target Award, and/or the issuance of shares of Common Stock upon vesting of the Target Award, as it deems reasonably necessary to ensure that any grant of the Target Award and issuance of shares under this Agreement will satisfy the applicable requirements of federal and state securities laws.  Such conditions may include, without limitation, the partial or complete suspension of the right to receive shares of Common Stock upon the vesting of the Target Award until the Common Stock has been registered under the Securities Act of 1933, as amended.  In all events, if the issuance of any shares of Common Stock is delayed by application of this Section 8, such issuance shall occur on the earliest date on which it would not violate applicable law.

                9.             Grant Not to Affect Employment.

                                Neither this Agreement nor the Target Award granted hereunder shall confer upon the Participant any right to continued employment with the Corporation.  This Agreement shall not in any way modify or restrict any rights the Corporation may have to terminate such employment under the terms of the Participant’s Employment Agreement with the Corporation.

                10.          Adjustments to Target Award.

                                In the event of any change or changes in the outstanding Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or any similar transaction, the Target Award granted to the Participant under this Agreement shall be adjusted by the Compensation Committee pursuant to Section 11.2 of the Plan in such manner as the Compensation Committee deems appropriate to prevent substantial dilution or enlargement of the rights granted to the Participant.

                11.          Miscellaneous.

                                (a)           This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same instrument.

                                (b)           The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

                (c)           The provisions of the Plan are hereby made a part of this Agreement.  In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of this Agreement shall control.

                                (d)           The Target Award granted under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under the exemption for “short-term deferrals” under Treasury Regulation Section 1.409A-1(b)(4), and shall be interpreted in a manner consistent with the requirements for such exemption.  To the extent that changes are necessary to ensure that the Target Award and the related dividend equivalent rights comply with any additional requirements for such exemption imposed by future IRS guidance on the application of Section 409A of the Code, the Participant and the Corporation agree to cooperate and work together in good faith to timely amend this Agreement so that the Target Award and dividend equivalent rights will not be treated as deferred compensation subject to the requirements of Section 409A of the Code.

                                (e)           The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to principles of conflicts of law; provided, however, that matters of corporate law, including the issuance of shares of Common Stock, shall be governed by the Delaware General Corporation Law.

                IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ATTEST:                                                                                             WELLTOWER  INC.

                                                                                                                 By:

                                                                                                                        Name